Exhibit 99.1

Assurant and Subsidiaries Reach Agreement

with New York Department of Financial Services

NEW YORK, March 21, 2013 — Assurant, Inc. (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, and its subsidiaries American Security Insurance Company (ASIC) and American Bankers Insurance Company of Florida (ABIC), reached an agreement with the New York Department of Financial Services (NYDFS) regarding lender-placed insurance in the State of New York.

Under the terms of the agreement, ASIC and ABIC, both part of Assurant Specialty Property, will:

•	Make a $14 million settlement payment, without admitting or denying any wrongdoing

•

Modify certain lender-placed business practices consistent with new regulations expected to be issued by the NYDFS that will apply to all New York-licensed lender-placed insurers of properties in the state

•	File its new lender-placed program and new rates in New York

•

Establish a refund opportunity program to be administered by an independent third party, through which New York property owners with ASIC or ABIC polices issued on or after Jan. 1, 2008 may be eligible for refunds of a portion of their premiums. Additional details and requirements will be available beginning in May 2013 at www.NY-AmericanSecurityFPIRefund.com.

In commenting on the agreement, Gene Mergelmeyer, president and chief executive officer of Assurant Specialty Property said: “With matters resolved with the New York Department of Financial Services, we look forward to filing our next generation lender-placed product as we continue to meet the needs of our clients and customers in New York with outstanding service and support.”

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Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $29 billion in assets and $8 billion in annual revenue. www.assurant.com

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Media Contact:

Shawn Kahle

Vice President, Corporate Communications, Assurant

Phone: 212.-859.7047

shawn.kahle@assurant.com

or

Robert Byrd

Senior Director, Communications, Assurant Specialty Property

Phone: 770.763.2319

robert.byrd@assurant.com

and

Investor Relations Contacts:

Francesca Luthi

Senior Vice President, Investor Relations

Phone: 212.859.7197

francesca.luthi@assurant.com

or

Suzanne Shepherd

Director, Investor Relations

Phone: 212.859.7062

suzanne.shepherd@assurant.com